EXHIBIT 99

MB Financial, Inc. 801 West Madison Street Chicago, Illinois 60607 (312) 421-7600 NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
(773) 645-7866
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. REPORTS RECORD FOURTH QUARTER AND ANNUAL RESULTS FOR 2003

CHICAGO, January 30, 2004 – MB Financial, Inc. (NASDAQ: MBFI) (the Company), the holding company for MB Financial Bank, N.A. and Union Bank, N.A., announced today fourth quarter and annual results for 2003. The Company had net income of $14.3 million for the fourth quarter of 2003 compared to $12.3 million for the fourth quarter of 2002, an increase of 16.1%. Fully diluted earnings per share for the fourth quarter of 2003 increased 15.6% to $0.52 compared to $0.45 per share in the fourth quarter of 2002. The Company had net income of $53.4 million for the year ended December 31, 2003 compared to $46.4 million for year ended December 31, 2002, an increase of 15.1%. Fully diluted earnings per share for 2003 increased 14.0% to $1.96 compared to $1.72 per share in 2002.

Mitchell Feiger, President and Chief Executive Officer of MBFI said, “We are very pleased with our operating results for 2003. The fourth quarter presented another strong period of earnings for our Company as the economy continues to show signs of strengthening.”

In addition to the operating results noted above, the Company had the following significant items that occurred during the fourth quarter of 2003:

•	Return on average equity of 15.39% for the quarter, up from 14.45% in the fourth quarter of 2002.

•	Return on average assets of 1.33% for the quarter, up from 1.30% in the fourth quarter of 2002.

•	The Company split its common shares three-for-two by paying a 50% stock dividend on December 22, 2003. All common share and per common share data presented here has been adjusted to reflect such dividend.

See “Selected Financial Ratios” section below for additional statistical data regarding the Company's 2003 fourth quarter and year to date performance.

On January 12, 2004, the Company jointly announced with First SecurityFed Financial, Inc. (First SecurityFed), parent of First Security Federal Savings Bank, that we agreed to merge. The Company will be the surviving corporation in the transaction valued at $139.2 million, which will be paid through a combination of MB Financial, Inc. common stock and cash. The transaction is expected to generate approximately $52.0 million of goodwill. First SecurityFed reported assets of $490.8 million as of September 30, 2003. Completion of the transaction is expected in the second quarter of 2004, pending First SecurityFed shareholder, regulatory and other necessary approvals.

RESULTS OF OPERATIONS

Fourth Quarter Results

Net income was $14.3 million for the fourth quarter of 2003 compared to $12.3 million for the fourth quarter of 2002. Net interest income, the largest component of net income, was $36.6 million for the three months ended December 31, 2003, an increase of $3.6 million, or 10.7% from $33.0 million for the comparable period in 2002. Net interest income grew primarily due to a $440.0 million, or 12.8% increase in average interest earning assets, which offset a 3 basis point decline in the net interest margin, expressed on a fully tax equivalent basis, to 3.84% from 3.87% in the comparable 2002 period. The increase in average interest earning assets was primarily due to the acquisition of South Holland Bancorp, Inc. (South Holland) in the first quarter of 2003 and continued growth of the Company’s commercial lending business.

The provision for loan losses decreased $163 thousand to $2.5 million in the fourth quarter of 2003 from $2.7 million in the comparable 2002 period, primarily due to a decline in non-performing loans and net charge-offs. See “Asset Quality” section below for further analysis of the Company’s allowance for loan losses.

Other income increased $3.5 million, or 29.5% to $15.5 million for the quarter ended December 31, 2003 from $12.0 million for the fourth quarter of 2002. Trust, asset management and brokerage fees increased by $2.2 million due to a $1.7 million increase in brokerage fees and a $448 thousand increase in income from trust and asset management activities. Brokerage fees increased due to revenues generated by MB Financial Bank’s wholly owned full service broker/dealer, Vision Investment Services, Inc. (Vision), acquired in the South Holland merger. The $448 thousand increase in trust and asset management income was primarily due to an additional $344 thousand in revenues generated by South Holland’s trust business. Deposit service fees increased by $1.4 million due to a $1.3 million increase in NSF and overdraft fees caused by the introduction of a new overdraft protection product and other deposit service pricing methods that went into effect in January 2003, as well as the acquisition of South Holland. Net lease financing increased by $717 thousand due to improved residual realizations within the lease investment portfolio.

Other expense increased by $4.8 million, or 19.9% to $28.9 million for the three months ended December 31, 2003 from $24.1 million for the three months ended December 31, 2002. Salaries and employee benefits increased by $2.0 million due to the South Holland acquisition and the Company’s continued investment in personnel. Brokerage fee expense increased by $1.2 million due to the Vision acquisition. Other operating expenses, occupancy and equipment expense, telecommunication expense, professional and legal expense, as well as computer service expense increased by $789 thousand, $463 thousand, $393 thousand, $264 thousand and $227 thousand, respectively due to the acquisition referred to above. Merger expense reflects a $720 thousand reversal of the remaining reserve related to the merger-of-equals between MB Financial, Inc. and MidCity Financial Corporation in 2001.

Income tax expense for the three months ended December 31, 2003 increased $444 thousand to $6.3 million compared to $5.9 million for the comparable period in 2002. The effective tax rate was 30.7% and 32.4% for the three months ended December 31, 2003 and 2002, respectively. The decline in the effective tax rate was primarily due to a $853 thousand increase in nontaxable investment securities income during the fourth quarter of 2003 compared to the same period in 2002.

Annual Results

Net income was $53.4 million for the year ended December 31, 2003 compared to $46.4 million for the year ended December 31, 2002, an increase of 15.1%. Net interest income, the largest component of net income, was $141.5 million for the year ended December 31, 2003, an increase of $8.8 million, or 6.7% from $132.7 million for the year ended December 31, 2002. Net interest income grew primarily due to a $456.6 million, or 13.7% increase in average interest earning assets which offset a 23 basis point decrease in the net interest margin, expressed on a fully tax equivalent basis, to 3.80%. The increase in average earning assets was primarily due to the acquisition of South Holland in the first quarter of 2003 and growth of the Company’s commercial lending business. The increases above were partially offset by the sale of the Company’s wholly owned bank subsidiary in Dallas, Texas, Abrams Centre National Bank (Abrams), in the second quarter of 2003.

The provision for loan losses decreased by $464 thousand to $12.8 million in 2003 from $13.2 million in 2002 , primarily due to a decline in non-performing loans. See “Asset Quality” section below for further analysis of the Company’s allowance for loan losses.

Other income increased $26.0 million, or 66.4% to $65.1 million in 2003 from $39.1 million in 2002 period. Trust, asset management and brokerage fees increased by $8.6 million due to a $6.2 million increase in brokerage fees and a $2.4 million increase in income from trust and asset management activities. Brokerage fees increased due to the acquisition of Vision. The $2.4 million increase in trust and asset management income was primarily due to an additional $2.1 million in revenues generated by South Holland’s trust business. Net lease financing increased by $8.4 million primarily due to the acquisition of LaSalle Systems Leasing (LaSalle) in the third quarter of 2002, which added $6.3 million in additional revenues, and improved residual value performance within the lease investment portfolio. Deposit service fees increased by $6.2 million primarily due to a $5.2 million increase in NSF and overdraft fees, which grew due to the introduction of a new overdraft protection product and other deposit service pricing methods that went into effect in January 2003, as well as the acquisition of South Holland. The Company’s sale of Abrams in the second quarter of 2003 resulted in a $3.1 million gain. Loan service fees increased by $795 thousand primarily due to a $537 thousand increase in prepayment fees. Other operating income increased by $516 thousand due to an $804 thousand increase in gain on sale of loans. Gain on sale of loans includes $1.8 million in gains on sale of real estate loans which were offset by an $800 thousand lower of cost or market adjustment on mobile home loans transferred to loans held for sale in the third quarter of 2003 and subsequently sold in the fourth quarter of 2003. Net gain on sale of securities available for sale and increase in cash surrender value of life insurance declined by $979 thousand and $607 thousand, respectively.

Other expense increased by $25.5 million, or 28.0% to $116.3 million for the year ended December 31, 2003 from $90.8 million for the year ended December 31, 2002. Salaries and employee benefits increased by $12.4 million due to the South Holland and LaSalle acquisitions, the acquisition of First National Bank of Lincolnwood (Lincolnwood) in the second quarter of 2002, and the Company’s continued investment in personnel. Brokerage fee expense increased by $3.9 million due to the acquisition of Vision. Other operating expense increased by $2.8 million due to the acquisitions referred to above. Professional and legal expense increased by $1.8 million. This increase was primarily due to the write off of $1.0 million in costs associated with planning construction of a new corporate headquarters prior to management’s decision to pursue the more cost-effective option of purchasing an existing building in Rosemont, Illinois during the third quarter of 2003. In conjunction with the sale of Abrams, the Company settled litigation in the amount of approximately $300 thousand. Prepayment fee on Federal Home Loan Bank advances increased by $1.1 million due to a prepayment fee incurred in the 2003 period on the payoff of $8.1 million in long-term advances. Occupancy and equipment expense, telecommunication expense, computer services expense and advertising and marketing expense increased by $1.5 million, $828 thousand, $806 thousand and $677 thousand, respectively, due to the LaSalle, South Holland and Lincolnwood acquisitions. Merger expense reflects a $720 thousand reversal of the remaining reserve related to the merger-of-equals between MB Financial, Inc. and MidCity Financial Corporation in 2001.

Income tax expense for the year ended December 31, 2003 increased $2.8 million to $24.2 million compared to $21.4 million for 2002. The effective tax rate was 31.2% and 31.5% for the years ended December 31, 2003 and 2002, respectively.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended December 31,

	2003			2002

	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Interest Earning Assets:
Loans (1) (2)	$2,780,240	$40,226	5.74%	$2,479,244	$40,561	6.49%
Loans exempt from federal income taxes (3)	3,312	53	6.26	3,963	80	8.01
Taxable investment securities	893,842	9,475	4.24	850,825	10,321	4.81

Investment securities exempt from federal income taxes (3)	175,700	2,529	5.63	75,650	1,217	6.38
Federal funds sold	11,573	28	0.95	19,709	69	1.39
Other interest bearing deposits	7,656	9	0.47	2,930	10	1.35

Total interest earning assets	3,872,323	52,320	5.36	3,432,321	52,258	6.04

Non-interest earning assets	387,872			326,714

Total assets	$4,260,195			$3,759,035

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$712,687	$1,277	0.71%	$576,555	$1,614	1.11%
Savings deposits	464,286	623	0.53	365,173	824	0.90
Time deposits	1,628,258	9,943	2.42	1,642,913	13,340	3.22
Short-term borrowings	335,487	1,074	1.27	164,752	812	1.96

Long-term borrowings and junior subordinated notes	122,964	1,942	6.18	130,435	2,186	6.65

Total interest bearing liabilities	3,263,682	14,859	1.81	2,879,828	18,776	2.59

Non-interest bearing deposits	577,978			493,502
Other non-interest bearing liabilities	50,296			48,162
Stockholders' equity	368,239			337,543

Total liabilities and stockholders' equity	$4,260,195			$3,759,035

Net interest income/interest rate spread (4)		$37,461	3.55%		$33,482	3.45%

Taxable equivalent adjustment		903			454

Net interest income, as reported		$36,558			$33,028

Net interest margin on a fully tax equivalent basis (5)			3.84%			3.87%

Net interest margin (5)			3.75%			3.82%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes loan origination fees of $1.6 million and $1.0 million for the three months ended December 31, 2003 and 2002, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $4.0 million, or 11.9% to $37.5 million for the quarter ended December 31, 2003 from $33.5 million for the fourth quarter of 2002. Tax-equivalent interest income increased $62 thousand due to a $440.0 million, or 12.8% increase in average interest earning assets comprised of a $300.3 million, or 12.1% increase in average loans and a $143.1 million, or 15.4% increase in average investment securities. The growth in interest earning assets was partially offset by a 68 basis point decline in the yield on average interest earning assets to 5.36%. Interest expense declined by $3.9 million due to a 78 basis point decline in the cost of interest bearing liabilities which was partially offset by a $383.9 million increase in average interest bearing liabilities. The increase in average interest earning assets and average interest bearing liabilities is primarily due to the acquisition of South Holland in the first quarter of 2003 and growth of the Company’s commercial lending business. The net interest margin expressed on a fully tax equivalent basis declined 3 basis points to 3.84% in the fourth quarter of 2003 from 3.87% in the comparable 2002 period. The decrease is primarily due to interest margin compression caused by the decline in market rates during 2003.

The net interest margin expressed on a fully tax equivalent basis increased by 1 basis point to 3.84% in the fourth quarter of 2003 from 3.83% in the third quarter of 2003 as longer term interest bearing liabilities continued to reprice at current market rates.

AVERAGE BALANCES, INTEREST RATES AND YIELDS - Continued
(Dollars in thousands)

	Year Ended December 31,

	2003			2002

	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Interest Earning Assets:
Loans (1) (2)	$2,746,920	$164,325	5.98%	$2,414,803	$161,241	6.68%
Loans exempt from federal income taxes (3)	3,589	238	6.54	7,480	545	7.29
Taxable investment securities	884,619	36,933	4.18	818,265	43,506	5.32

Investment securities exempt from federal income taxes (3)	141,171	8,035	5.61	80,920	5,205	6.43
Federal funds sold	19,439	215	1.09	21,389	338	1.58
Other interest bearing deposits	6,568	53	0.81	2,843	44	1.55

Total interest earning assets	3,802,306	209,799	5.52	3,345,700	210,879	6.30

Non-interest earning assets	371,002			313,153

Total assets	$4,173,308			$3,658,853

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$684,819	$5,986	0.87%	$575,036	$7,368	1.28%
Savings deposits	462,672	3,072	0.66	362,081	3,492	0.96
Time deposits	1,646,501	44,170	2.68	1,626,046	56,387	3.47
Short-term borrowings	285,753	4,021	1.41	171,772	3,755	2.19

Long-term borrowings and junior subordinated notes	125,534	8,119	6.38	88,131	5,186	5.88

Total interest bearing liabilities	3,205,279	65,368	2.04	2,823,066	76,188	2.70

Non-interest bearing deposits	554,191			477,823
Other non-interest bearing liabilities	53,628			40,271
Stockholders' equity	360,210			317,693

Total liabilities and stockholders' equity	$4,173,308			$3,658,853

Net interest income/interest rate spread (4)		$144,431	3.48%		$134,691	3.60%

Taxable equivalent adjustment		2,895			2,013

Net interest income, as reported		$141,536			$132,678

Net interest margin on a fully tax equivalent basis (5)			3.80%			4.03%

Net interest margin (5)			3.72%			3.97%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes loan origination fees of $4.6 million and $3.5 million for the years ended December 31, 2003 and 2002, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $9.7 million, or 7.2% to $144.4 million for the year ended December 31, 2003 from $134.7 million for the year ended December 31, 2002. Tax-equivalent interest income declined by $1.1 million due to a 78 basis point decline in tax-equivalent yield. The decline in yield was partially offset by a $456.6 million, or 13.6% increase in average interest earning assets, comprised of a $328.2 million, or 13.6% increase in average loans and a $126.6 million, or 14.1% increase in average investment securities. Interest expense declined by $10.8 million due to a 66 basis point decline in the cost of interest bearing liabilities which was partially offset by a $382.2 million increase in average interest bearing liabilities. The increase in average interest earning assets and average interest bearing liabilities is primarily due to the acquisition of South Holland in the first quarter of 2003 and growth of our commercial lending business. The net interest margin expressed on a fully tax equivalent basis decreased 23 basis points to 3.80% in 2003 from 4.03% in 2002. Of this decline in the net interest margin, approximately 7 basis points is due to the addition of $59.8 million in junior subordinated notes issued to capital trusts in August 2002. Premium amortization expense on mortgage-backed securities caused a further decline of 12 basis points due to higher than expected prepayments during the 2003 period. The remaining decrease is primarily due to interest margin compression caused by the decline in market rates during 2003.

BALANCE SHEET

Total assets increased $594.7 million or 15.8% to $4.4 billion at December 31, 2003 from $3.8 billion at December 31, 2002. During this period, South Holland was purchased which had $560.3 million in assets at the acquisition date, and Abrams was sold, which had assets totaling $98.4 million at the sale date. Net loans increased by $315.4 million, or 12.8% to $2.8 billion at December 31, 2003 from $2.5 billion at December 31, 2002 (See “Loan Portfolio” section below). Investment securities available for sale increased by $218.6 million, or 24.5%, primarily due to the acquisition of South Holland, which had investment securities available for sale of $178.8 million at the acquisition date. Goodwill increased by $24.4 million primarily due to goodwill in the South Holland acquisition, partially offset by a reduction of goodwill due to the sale of Abrams. Premises and equipment increased by $23.1 million primarily due to the third quarter acquisition of the new headquarters facility in Rosemont, Illinois.

Total liabilities increased by $562.4 million, or 16.5% to $4.0 billion at December 31, 2003 from $3.4 billion at December 31, 2002. Total deposits grew by $412.5 million, or 13.7%. The increase in deposits was largely due to $453.1 million in deposits acquired through the acquisition of South Holland, offset by $66.7 million in deposits sold in conjunction with the sale of Abrams and approximately $40.0 million in money market accounts transferred to securities sold under agreement to repurchase. Short-term borrowings increased by $168.9 million, or 75.8% due to increases in short-term Federal Home Loan Bank advances and securities sold under agreement to repurchase of $123.0 million and $61.6 million, respectively, which were partially offset by a $15.7 million decline in federal funds purchased. Long-term borrowings decreased by $24.5 million, or 53.3% primarily due to the payoff of $20 million in subordinated debt and a $6.6 million decline in long-term Federal Home Loan Bank advances primarily due to the prepayment of advances during the second quarter of 2003.

Total stockholders’ equity increased $32.3 million, or 9.4% to $375.5 million at December 31, 2003 compared to $343.2 million at December 31, 2002. The growth was due to net income of $53.4 million, partially offset by $11.7 million, or $0.44 per share cash dividends and a $10.3 million decline in accumulated other comprehensive income.

At December 31, 2003, the Company’s total risk-based capital ratio was 12.92%; Tier 1 capital to risk-weighted assets ratio was 11.70% and Tier 1 capital to average asset ratio was 9.02%. MB Financial Bank and Union Bank were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at December 31, 2003.

At December 31, 2003, the Company’s book value per share was $14.05.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):

	December 31,		December 31,
	2003		2002

	Amount	Percent	Amount	Percent

Commercial	$647,365	22.91%	$558,208	22.29%
Commercial loans collateralized by
assignment of lease payments	234,724	8.31%	274,290	10.95%
Commercial real estate	1,090,498	38.59%	902,755	36.04%
Residential real estate	361,110	12.78%	373,181	14.90%
Construction real estate	268,523	9.50%	204,728	8.17%
Installment and other	223,574	7.91%	191,552	7.65%

Gross loans (1)	2,825,794	100.00%	2,504,714	100.00%

Allowance for loan losses	(39,572)		(33,890)

Loans, net	$2,786,222		$2,470,824

(1)	Gross loan balances at December 31, 2003 and December 31, 2002 are net of unearned income, including net deferred loan fees of $4.2 million for each period.

Net loans increased by $315.4 million, or 12.8% to $2.8 billion at December 31, 2003 from $2.5 billion at December 31, 2002. The increase was largely due to the acquisition of South Holland, which had net loans of $262.4 million at the acquisition date. This increase was partially offset by the sale of $20.5 million in residential real estate loans included in the loans acquired from South Holland, as well as the sale of Abrams, which had net loans of $27.2 million at the sale date. Excluding the effects of the acquisition of South Holland, sale of certain South Holland loans, and the sale of Abrams, commercial real estate, construction real estate, commercial and installment loans grew by $90.7 million, $50.5 million, $35.9 million, and $2.0 million, respectively, while commercial loans collateralized by assignment of lease payments and residential real estate decreased by $39.6 million and $36.6 million, respectively. Commercial loans collateralized by assignment of lease payments declined from December 31, 2002 to December 31, 2003 as many companies opted to purchase capital assets rather than lease in the 2003 interest rate environment.

Net loans increased by $52.3 million in the fourth quarter of 2003 from $2.7 billion at September 30, 2003. Commercial real estate, residential real estate, construction real estate, commercial and installment loans grew by $26.8 million, $12.2 million, $10.9 million, $9.4 million, and $2.4 million, respectively, while commercial loans collateralized by assignment of lease payments decreased $8.3 million. The increases were due to growth in both customer and new customer loan demand resulting primarily from the Company’s continued focus on marketing and new business development. As noted above, commercial loans collateralized by assignment of lease payments continued to decline as many companies opted to purchase capital assets rather than lease in the 2003 rate environment.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollars in thousands):

	December 31,	December 31,
	2003	2002

Non-performing loans:
Non-accrual loans	$20,795	$21,359
Loans 90 days or more past due, still accruing interest	317	624

Total non-performing loans	21,112	21,983

Other real estate owned	472	549

Other repossessed assets	-	10

Total non-performing assets	$21,584	$22,542

Total non-performing loans to total loans	0.75%	0.88%

Allowance for loan losses to non-performing loans	187.44%	154.16%

Total non-performing assets to total assets	0.50%	0.60%

Total non-performing assets declined by $958 thousand to $21.6 million at December 31, 2003 from $22.5 million at December 31, 2002 due to improvements in loan credit quality from the prior period.

Total non-performing assets declined by $4.5 million to $21.6 million at December 31, 2003 from $26.1 million at September 30, 2003. Non-accrual loans decreased $2.4 million from $23.2 million at September 30, 2003 due to improvements in loan credit quality from the third quarter of 2003. Loans 90 days or more past due, still accruing interest decreased $2.1 million from $2.4 million at September 30, 2003 primarily due to a $1.5 million commercial real estate loan paid in full during the fourth quarter.

A reconciliation of the activity in the Company’s allowance for loan losses follows (dollar amounts in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Balance at beginning of period	$38,513	$33,080	$33,890	$27,500
Additions from acquisitions	-	-	3,563	1,212
Provision for loan losses	2,537	2,700	12,756	13,220
Charge-offs	(3,016)	(2,098)	(14,924)	(9,466)
Recoveries	1,538	208	4,815	1,424
Allowance related to bank subsidiary sold	-	-	(528)	-

Balance at December 31,	$39,572	$33,890	$39,572	$33,890

Total loans at December 31,	$2,825,794	$2,504,714	$2,825,794	$2,504,714

Ratio of allowance for loan losses to total loans	1.40%	1.35%	1.40%	1.35%

The Company maintains its allowance for loan losses at a level that management believes is adequate to absorb probable losses on existing loans based on an evaluation of the collectibility of loans, prior loss experience, and the value of underlying collateral.

Net charge-offs decreased by $412 thousand in the quarter ended December 31, 2003 compared to the quarter ended December 31, 2002. The provision for loan losses decreased by $163 thousand to $2.5 million in the quarter ended December 31, 2003 from $2.7 million in the quarter ended December 31, 2002. Recoveries increased $1.3 million to $1.5 million in the three months ended December 31, 2003 primarily due to a $568 thousand recovery on a commercial loan relationship.

Net charge-offs increased by $2.1 million in the year ended December 31, 2003 compared to the year ended December 31, 2002 due to a $5.5 million increase in charge-offs offset by a $3.4 million increase in recoveries. The increase in charge-offs was primarily due to the charge-off of two loan relationships totaling $4.1 million in the third quarter of 2003. Recoveries increased $3.4 million due to $3.1 million in recoveries exceeding $100 thousand relating to nine loan relationships and the Company’s continued diligent collection efforts. The provision for loan losses decreased by $464 thousand to $12.8 million in year ended December 31, 2003 from $13.2 million in the year ended December 31, 2002. In the second quarter of 2003, the allowance was reduced by $528 thousand in conjunction with the sale of Abrams. The acquisitions of South Holland and Lincolnwood added $3.6 million and $1.2 million to the allowance in the first quarter of 2003 and second quarter of 2002, respectively.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to the Company’s future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our merger and acquisition activities, including the proposed merger with First SecurityFed, might not be realized within the expected time frames, and costs or difficulties related to integration matters might be greater than expected; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs; (3) changes in management’s estimate of the adequacy of the allowance for loan losses; (4) competitive pressures among depository institutions; (5) interest rate movements and their impact on customer behavior and our net interest margin; (6) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (7) our ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (8) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (9) our ability to access cost-effective funding; (10) changes in financial markets; (11) changes in economic conditions in general and in the Chicago metropolitan area in particular; (12) the costs, effects and outcomes of litigation; (13) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (14) changes in accounting principles, policies or guidelines; and (15) future acquisitions of other depository institutions or lines of business.

The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2003 and December 31, 2002
(Amounts in thousands, except common share data)
(Unaudited)

	December 31,	December 31,
	2003	2002

ASSETS
Cash and due from banks	$91,283	$90,522
Interest bearing deposits with banks	6,647	1,954
Federal funds sold	-	16,100
Investment securities available for sale	1,112,110	893,553
Loans held for sale	3,830	8,380
Loans (net of allowance for loan losses of $39,572 at December 31, 2003
and $33,890 at December 31, 2002)	2,786,222	2,470,824
Lease investments, net	73,440	68,487
Premises and equipment, net	73,429	50,348
Cash surrender value of life insurance	82,547	73,022
Goodwill, net	70,293	45,851
Other intangibles, net	7,560	2,797
Other assets	46,958	37,743

Total assets	$4,354,319	$3,759,581

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$598,961	$497,264
Interest bearing	2,833,074	2,522,301

Total deposits	3,432,035	3,019,565
Short-term borrowings	391,600	222,697
Long-term borrowings	21,464	45,998
Junior subordinated notes issued to capital trusts	86,669	84,800
Accrued expenses and other liabilities	47,058	43,334

Total liabilities	3,978,826	3,416,394

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued
26,807,430 shares at December 31, 2003 and 26,612,302 at December 31, 2002)	268	266
Additional paid-in capital	71,837	69,442
Retained earnings	296,906	255,241
Unearned compensation	(198)	-
Accumulated other comprehensive income	8,531	18,783
Less: 57,300 and 23,797 shares of treasury stock, at cost, at December 31,
2003 and December 31, 2002, respectively	(1,851)	(545)

Total stockholders' equity	375,493	343,187

Total liabilities and stockholders' equity	$4,354,319	$3,759,581

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except common share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Interest income:
Loans	$40,261	$40,613	$164,480	$161,595
Investment securities:
Taxable	9,475	10,321	36,933	43,506
Nontaxable	1,644	791	5,223	3,383
Federal funds sold	28	69	215	338
Other interest bearing accounts	9	10	53	44

Total interest income	51,417	51,804	206,904	208,866

Interest expense:
Deposits	11,843	15,778	53,228	67,247
Short-term borrowings	1,074	812	4,021	3,755
Long-term borrowings and junior subordinated notes	1,942	2,186	8,119	5,186

Total interest expense	14,859	18,776	65,368	76,188

Net interest income	36,558	33,028	141,536	132,678
Provision for loan losses	2,537	2,700	12,756	13,220

Net interest income after provision for loan losses	34,021	30,328	128,780	119,458

Other income:
Loan service fees	1,253	1,111	5,829	5,034
Deposit service fees	4,328	2,942	17,270	11,087
Lease financing, net	3,913	3,196	15,049	6,656
Trust, asset management and brokerage fees	3,404	1,246	13,384	4,789
Net gain on sale of securities available for sale	269	482	798	1,777
Increase in cash surrender value of life insurance	835	1,039	3,525	4,132
Gain on sale of bank subsidiary	-	-	3,083	-
Other operating income	1,526	1,976	6,157	5,641

	15,528	11,992	65,095	39,116

Other expense:
Salaries and employee benefits	15,372	13,340	62,078	49,673
Occupancy and equipment expense	4,430	3,967	17,380	15,898
Computer services expense	1,160	933	4,234	3,428
Advertising and marketing expense	1,097	986	4,115	3,438
Professional and legal expense	878	614	5,045	3,214
Brokerage fee expense	1,207	-	3,946	-
Telecommunication expense	905	512	2,751	1,923
Other intangibles amortization expense	293	258	1,160	971
Prepayment fee on Federal Home Loan Bank advances	-	-	1,146	-
Other operating expenses	4,309	3,520	15,128	12,288
Merger expenses	(720)	-	(720)	-

	28,931	24,130	116,263	90,833

Income before income taxes	20,618	18,190	77,612	67,741
Income taxes	6,338	5,894	24,220	21,371

Net Income	$14,280	$12,296	$53,392	$46,370

Common share data (1):
Basic earnings per common share	$0.53	$0.46	$2.00	$1.75
Diluted earnings per common share	$0.52	$0.45	$1.96	$1.72
Weighted average common shares outstanding	26,735,783	26,590,020	26,648,265	26,429,523
Diluted weighted average common shares outstanding	27,413,340	27,199,568	27,198,602	26,987,058

(1)	The Company split its common shares three-for-two by paying a 50% stock dividend in December 2003. All common share and per common share data has been adjusted to reflect such dividend.

MB FINANCIAL, INC. & SUBSIDIARIES
SELECTED FINANCIAL RATIOS
(Unaudited)

	At or For the				At or For the
	Three Months Ended				Year Ended
	December 31,				December 31,

	2003		2002		2003		2002

Performance Ratios:

Annualized return on average assets	1	.33%	1	.30%	1	.28%	1	.27%

Annualized return on average equity	15.39		14.45		14.82		14.60

Net interest rate spread	3.55		3.45		3.48		3.60

Efficiency ratio (1)	54.88		53.45		55.70		52.75

Net interest margin - fully tax equivalent basis (2)	3.84		3.87		3.80		4.03

Net interest margin	3.75		3.82		3.72		3.97

Asset Quality Ratios:

Non-performing loans to total loans	0	.75%	0	.88%	0	.75%	0	.88%

Non-performing assets to total assets	0.50		0.60		0.50		0.60

Allowance for loan losses to total loans	1.40		1.35		1.40		1.35

Allowance for loan losses to non-performing loans	187.44		154.16		187.44		154.16

Net loan charge-offs to average loans (annualized)	0.21		0.30		0.37		0.33

Capital Ratios:

Tangible equity to assets (3)	7	.02%	7	.96%	7	.02%	7	.96%

Equity to total assets	8.62		9.13		8.62		9.13

Tangible book value per share (4)	$11.23		$11.11		$11.23		$11.11

Company's Capital Ratios:

Total capital (to risk-weighted assets)	12	.92%	14	.99%	12	.92%	14	.99%

Tier 1 capital (to risk-weighted assets)	11.70		13.05		11.70		13.05

Tier 1 capital (to average assets)	9.02		9.74		9.02		9.74

(1)	Equals total other expense excluding intangibles amortization expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.
(2)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of interest earning assets.
(3)	Equals total stockholders' equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(4)	Equals total stockholders' equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding. The Company split its common shares three-for-two by paying a 50% stock dividend in December 2003. Per common share data has been adjusted to reflect such dividend.